Issuer Free Writing Prospectus
Filed pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated October 28, 2025
Registration Statement No. 333-289968

TDE GROUP LIMITED

Proposed Nasdaq Ticker: TTEI

Investor Presentation



OCTOBER 2025

FREE WRITING PROSPECTUS DISCLAIMER

This free writing prospectus relates to the proposed public offering of Class A ordinary shares with par value US$0.0001 per share ("Ordinary Shares") of TDE Group Limited ("we," "us," "our" or the "Company") and highlights basic information about us and the offering. Due to its summary nature, it does not contain all of the information that you should consider before investing in our Ordinary Shares and should be read together with the registration statement on Form F-1 we initially filed with the U.S. Securities and Exchange Commission ("SEC") on August 29, 2025 (as amended, the "Registration Statement").

The Registration Statement has not yet become effective. Before you invest, you should read the preliminary prospectus that forms a part of the Registration Statement (including the risk factors described therein) and other documents we have filed and we will file with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, representatives of our underwriters will arrange to send you the preliminary prospectus if you contact WallachBeth Capital LLC by email at cap-mkts@wallachbeth.com.

This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates. The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation.

This presentation contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions, and estimates of the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk. We undertake no duty to update such estimates.

Note: See offering documents for further risks and disclosures. There is no guarantee that only a specific outcome will be achieved. Investments maybe speculative, illiquid and there is a risk of loss.

FORWARD-LOOKING STATEMENTS

This presentation includes forward-looking statements. All statements contained in this presentation other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar words are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the "Risk Factors" section in the Registration Statement. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this presentation may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon the forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this presentation or to confirm these statements to actual results of revised expectations.

This presentation contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this presentation may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. The Company does not intend its use or display of other companies' trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of the Company by, any other companies.

Note: See offering documents for further risks and disclosures. There is no guarantee that only a specific outcome will be achieved. Investments maybe speculative, illiquid and there is a risk of loss.

OFFERING SUMMARY

Issuer	TDE Group Limited
Securities	Class A Ordinary Shares
Offering Type	Initial Public Offering
Proposed Nasdaq Ticker	TTEI
Securities Offered	1,330,000 Class A Ordinary Shares, or 1,529,500 Class A Ordinary Shares if the underwriters exercise their over-allotment option in full
Shares Outstanding	• 3,250,000 Class A Ordinary Shares and 20,500,000 Class B Ordinary Shares outstanding before the Offering • 4,580,000 Class A Ordinary Shares (or 4,779,500 Class A Ordinary Shares if the underwriters exercise their over-allotment option in full) and 20,500,000 Class B Ordinary Shares outstanding after the Offering • Class A Ordinary Shares will be entitled to one (1) vote per share on all matters subject to a vote; Class B Ordinary Shares will be entitled to ten (10) votes per share
Offering Price	$5.00 to $6.00 per Class A Ordinary Share
Gross Proceeds	$7,315,000 assuming the offering price is $5.50 per Class A Ordinary Share, or $8,412,250 if the underwriters exercise their over-allotment option in full
Use of Proceeds	• approximately 20% for improving the operations of educational products and services; • approximately 30% for research and development of educational products and services; • approximately 20% for expansion into the ASEAN and Middle East regions; • approximately 10% for sales and marketing and brand promotional activities; and • approximately 20% for working capital and other general corporate purposes
Underwriters	WallachBeth Capital LLC

Note: See offering documents for further risks and disclosures. There is no guarantee that only a specific outcome will be achieved. Investments maybe speculative, illiquid and there is a risk of loss.

COMPANY OVERVIEW

Who we are:

- We are a **leading education technology company** providing education solutions for the Hong Kong market. Our founder has nearly **29 years of experience** in the education technology industry.
- Since 2016, we have Leveraged our experience and expertise in education technology to promote **STEAM (science, technology, engineering, arts and mathematics)** education to primary and secondary schools in Hong Kong.
- We seek to simplify teaching workflows, enhance classroom engagement and improve learning outcomes across different subjects with our innovative education technology.
- We are the largest STEAM education solution provider in Hong Kong in terms of revenue in 2023 according to the F&S Report.
- We have partnered with **LEGO® Education** since 2019 and have been appointed by LEGO® Education as an authorized, non-exclusive reseller of LEGO® Education's curriculum and hardware in Hong Kong.

Major Products & Services:

- Our **STEAM education solutions** are a product of our proprietary processes, course materials and online teaching and learning platforms, and feature the use of off-the-shelf programmable pocket-sized computers and robots to supplement our course materials and enrich students' learning experience.

Online Teaching and Learning Platforms
coding and mathematics courses

On-site STEAM Services
face-to-face, instructor-led activities

Interschool STEAM Competitions
large-scale school competition events

Other Technical Support Services
other education-related technical support services

Note: See offering documents for further risks and disclosures. There is no guarantee that only a specific outcome will be achieved. Investments maybe speculative, illiquid and there is a risk of loss.

BUSINESS OVERVIEW

Our Mission: Disrupt traditional classroom teaching and learning methods with technology and equip students with the skills and knowledge needed to thrive in a rapidly evolving technological landscape

Online Teaching and Learning Platforms

- Offer coding and mathematics courses through **proprietary B2B online teaching**, and sell content subscriptions to online teaching and learning platforms mainly to primary and secondary schools in Hong Kong. The Company launched two online teaching and learning platforms, **CodeN'Sim** and **Learnlex** in 2020:

CodeN'Sim: Provides enhanced support for coding education, introducing a flexible O2O learning mode to students and provides gamified, all-in-one coding education with reference to AI and coding education frameworks in both Hong Kong and Singapore, reaching over 30,000 subscribed school-based users and 100 participating schools, with features of:

- ✓ **Progressive curriculum:** Walks students through core modules of icon-based programming, block-based programming and AI fundamentals. Each module is broken down into 20 lessons and accompanied by over 100 learning challenges
- ✓ **O2O learning possibilities:** Students may apply their learning to an O2O coding and problem solving competition among over 50 schools
- ✓ **Classroom ready:** The platform comes with teacher training, gradewide learning activities, and O2O teaching and learning supplementary bundles, which detail lesson objectives, lesson breakdowns, teaching contents and model answers

Learnlex: Provides non-traditional and easily customizable problem sets to ignite students' curiosity and passion for self-learning, reaching over 5,000 subscribed school-based users and 50 participating schools, with features of:

- ✓ **Signature MAD Mathematics and Problem-Solving Skills Training ("MAD"),** comprising mathematics courses featuring engaging, interactive math and problem solving questions to enhance students' logical and analytical ability
- ✓ **Key Contents adapted from World Class Arena,** an international initiative devised by the Department for Education of the UK Government, with questions written by international experts from universities such as University of Leeds and University of Nottingham

BUSINESS OVERVIEW

Online Teaching and Learning Platforms

CodeN'Sim coding lesson, tasks, learning challenges screenshots






Learnlex platform screenshots



Note: See offering documents for further risks and disclosures. There is no guarantee that only a specific outcome will be achieved. Investments maybe speculative, illiquid and there is a risk of loss.

BUSINESS OVERVIEW

On-site STEAM Services

- **Workshops, courses, trainings and events** feature face-to-face, instructor-led activities delivered at schools or external learning centers, with services intended to develop the following skillsets:

✓ **Robotics and AI programming:** By leveraging the Company's CodeN'Sim platform and using the software and robotics hardware sourced from third parties, students learn and apply the basics of AI programming in achieving intended AI functionalities including, among others, facial recognition, object tracking and voice recognition within robotic systems

✓ **Engineering and Science:** Combine coding knowledge with its practical applications, involving the use of pocket-sized computers, STEAM solutions supplied by LEGO® Education and the Company's programming platform to learn coding and build models of steamboats, rocket cars and legged robots

✓ **Mathematics and problem-solving:** Support students in developing mathematical skills such as number processing, logical grouping, scenario-based problem solving and pattern recognition, and deliver MAD contents in an interactive yet systematic approach and students learn through gamified arithmetic and problem-solving questions, participating in challenges and accessing mock papers and model solutions to refine their skills

Interschool STEAM Competitions

- **One of the few education service providers** in Hong Kong that are positioned to organize interschool large-scale STEAM competitions

✓ **GBA Artificial Intelligence Technology Innovation Competition and Greater Bay Area Artificial Intelligent Robot Competition:** Largest scaled AI Technology competitions in the Guangdong-Hong Kong-Macao Greater Bay Area, which challenge students to tackle real-world issues with practical yet innovative robotics and AI programming solutions

✓ **FIRST® LEGO® League:** An international robotics competition designed to inspire young people, to engage in science, technology, engineering, and programming. FLL combines the excitement of a sporting event with the challenge of solving real-world problems through robotics and innovation

✓ **Others:** Competitions designed for students to develop their STEAM capabilities and leveraging the proprietary learning platform, CodeN'Sim to launch Coding & Problem Solving Competition

Technical Support Services

- Capabilities and resources to provide other **education-related technical support services** to customers

✓ **Technical services and STEAM classroom set-up services**

✓ **Provided technical services to HKUST,** to develop and operate the Global Englishes AI-assisted Virtual Reality Learning System, an advanced AI-powered English assessment and learning system, for secondary school students

Note: See offering documents for further risks and disclosures. There is no guarantee that only a specific outcome will be achieved. Investments maybe speculative, illiquid and there is a risk of loss.

INVESTMENT HIGHLIGHTS

Market leadership in STEAM education in Hong Kong

- ✓ **Largest STEAM education solution provider in Hong Kong** in terms of revenue in 2023 according to F&S report. Organized **over 300** STEAM activities and events annually
- ✓ **Served over 60% of primary and secondary schools** in Hong Kong in the past three years with strong market presence, enhancing credibility and potentially opening avenues for horizontal and vertical business expansion

Proven capability and expertise in education technology

- ✓ **Over 20 years of experience** in developing and implementing cutting-edge education technology tailored for institutions and schools
- ✓ Serve the Special Education Needs ("SEN") schools and SEN students in Hong Kong, with instructors who are also skilled at providing guidance and assistance to SEN students
- ✓ One of the first companies to be **awarded the STEM Mark Certification** by the Q-Mark Council

Note: See offering documents for further risks and disclosures. There is no guarantee that only a specific outcome will be achieved. Investments maybe speculative, illiquid and there is a risk of loss.

INVESTMENT HIGHLIGHTS

Well-established in-house event management system

- ✓ Well-established in-house management system to maximize service delivery capacity and effectively meet growing demands
- ✓ In-house online platform provides a single interface that optimizes and consolidates the processing of bookings, service delivery, customer support and accounting handled by employees, customers and suppliers, efficiently delivering our services to more customers, especially during the peak period

Know-how and resources to expand into the science curriculum market

- ✓ Hong Kong Education Bureau has been implementing various measures and strategies to promote STEAM education, innovation and technology learning for all in primary and secondary school
- ✓ Able to tap into accumulated know-how and resources from years of experience in STEAM education to adapt swiftly and expand into the growing science curriculum market in Hong Kong

Partnerships with leading educators and universities

- ✓ Collaboration with leading educators and universities to bolster market position and competitive advantage
- ✓ As an authorized LEGO® Education reseller in Hong Kong, uniquely positioned in the market to integrate highly sought-after LEGO® Education products
- ✓ Supported The Chinese University of Hong Kong by providing two-year free access to our CodeN'Sim platform to over 50 schools
- ✓ Partnered with The Hong Kong University of Science and Technology to develop GAVIS AI system, with over HK$30 million in funding from the Quality Education Fund

Note: See offering documents for further risks and disclosures. There is no guarantee that only a specific outcome will be achieved. Investments maybe speculative, illiquid and there is a risk of loss.

GROWTH STRATEGIES

Our Strategies:

- We believe our strength in developing and implementing cutting-edge education technology to provide engaging and effective content featuring experiential learning provides us with a sustainable competitive advantage to serve the increasing demand for STEAM education in Hong Kong and to expand our reach throughout the broader ASEAN and Middle East regions.
- Our growth strategy consists of leveraging the investments we have already made in our course content and learning systems to serve a growing need for technology-enabled teaching across different school subjects, including STEAM subjects. Our strategy consists of the following components:

Expand our product offerings into science curriculum. In response to recent educational policy changes in Hong Kong requiring science as an isolated school subject, we are developing and will launch our science curriculum products.

Further research and development of existing teaching and learning platforms. The growing relevance of coding as a fundamental skill underscores the importance of investing in further research and development of our existing teaching and learning platforms to ensure market competitiveness.

Expanding our target market into ASEAN and Middle East regions. We are actively pursuing opportunities to expand our target market into ASEAN and Middle East regions. We are currently engaged in discussion with an international education group in Malaysia to provide our STEAM products and services as well as digital learning platforms.

CORPORATE STRUCTURE

Our corporate structure upon the completion of the Offering and the sale of Class A Ordinary Shares by the resale shareholders, assuming the over-allotment option is not exercised, is expected to be:



TrumpEd (Cayman)
Frontera Global Limited (BVI)
Prosper Shine Group Limited (BVI)
Rosy Ocean Limited (BVI)
Public Shareholders
81.74% (Class B Ordinary Shares)
2.99% (Class A Ordinary Shares)
2.99% (Class A Ordinary Shares)
1.99% (Class A Ordinary Shares)
10.29% (Class A Ordinary Shares)
Company (Cayman)
100%
Trumptech Digital Education Holdings (BVI)
100%
Trumptech Digital Education Services (HK)

Note: See offering documents for further risks and disclosures. There is no guarantee that only a specific outcome will be achieved. Investments maybe speculative, illiquid and there is a risk of loss.

BOARD AND MANAGEMENT TEAM

Mr. Kwok Tin Ming

CEO, Director, Chairman of the Board

Mr. Kwok has more than 29 years of experience of team management, business strategy formulation and development in the education industry at the Company and its subsidiaries ("Group"). From 1989 to 1996, Mr. Kwok worked in Unisearch, Fujikura, City University of Hong Kong and Hong Kong University of Science and Technology, where his work focused on optical communications and spectroscopy research. After founding the Group, Mr. Kwok worked to promote Computer-Base Problem Solving Assessments, STEAM education, as well as the incorporation of artificial intelligence into online problem solving platform for K-12. Mr. Kwok is an active participant in the local community of Hong Kong and in PRC. Mr. Kwok is the founder, governor and chairman of the school board of the Lady Eleanor Holles School (Foshan), and is also a non-executive director of the Badminton Association of Hong Kong, China. From 2012 to 2017, Mr. Kwok was a committee member of the Internet Learning Support Programme at The Boys' & Girls' Clubs Association of Hong Kong. Mr. Kwok also previously held the post of Deputy Director of IT People Association of Hong Kong from 2006 to 2008. Mr. Kwok received his bachelor's degree in electrical engineering from University of New South Wales, Australia in 1988, and his master's degree in engineering science from University of New South Wales, Australia in 1991, with a research focus on optical communication technologies.

Mr. Cheng Chung Ming

CFO, Director

Mr. Cheng has over 11 years of experience overseeing accounts, legal, human resources, sales operations and customer service operations of the Group. Mr. Cheng is a fellow of the Associate of Chartered Certified Accountants. Mr. Cheng has over 12 years of experience in finance and accounting areas and over 4 years of financial controlling experience. Prior to joining the Group in 2013, Mr. Cheng worked as an accountant in a telecommunications company, a role in which Mr. Cheng also gained experience actively participating in the company's Hong Kong IPO process. From 2010 to 2013, Mr. Cheng was chief financial officer at a multinational game technology company, during which he led in various fund-raising exercises for the company. Mr. Cheng was a founding project team core member and is currently the supervisor of the board of directors of Lady Eleanor Holles School (Foshan). Mr. Cheng received his bachelor's degree in social sciences from Lingnan University in 2001 and obtained a postgraduate diploma in professional accounting from The Open University of Hong Kong in 2006.

BOARD AND MANAGEMENT TEAM

Mr. Ng Ka Yu

Head of Curriculum Development

Mr. Ng has over 17 years of experience in education curriculum development. From 2007 to 2010, Mr. Ng was Project Officer at the Hong Kong University of Science and Technology, where he developed web-based thematic courses as well as Mathematics programs for primary and secondary school students. From 2010 to 2012, Mr. Ng held the position of Project Officer at the Hong Kong Academy for Gifted Education where his responsibilities included developing mathematics programs for gifted students. From 2012 to 2021, he was an Education Officer then the Senior Curriculum Manager of Trumptech (Hong Kong) Limited. Since 2021, he took on the role of Assistant Education Development Director in Trumptech Digital Education Services, where his responsibilities include overseeing and managing education products developments. Mr. Ng received his bachelor's degree in applied mathematics with a minor in computing science from the University of Alberta in 1999 and received his master's degree in applied mathematics from the University of Alberta in 2003.

Mr. Lo Kwok Yui

Head of e-Product Development & IT Infrastructure

Mr. Lo has over 15 years of experience in technical strategy development, project management, technology evaluation and risk management. From 2010 to 2016, Mr. Lo was the Project & Technical Director and subsequently the Project Manager & Technical Director at Runup Game Distribution Limited, where his responsibilities included defining technological strategies and quality assurance for the projects undertaken. From 2016 to 2019, Mr. Lo was a Senior Software Developer at Fidessa Limited where he developed and maintained feed handler for stock exchanges in the Asia Pacific region. From 2019 to 2021, Mr. Lo was Digital Development Manager at Trumptech (Hong Kong) Limited. Since 2021, Mr. Lo serves as Digital Development Manager, Senior Manager and now Technical Director at Trumptech Digital Education Services. His main responsibilities include leading the e-Product development strategies and IT infrastructure strategies. Mr. Lo received his bachelor's degree in computer science from the University of Melbourne in 2003, and received his master's degree in big data technology from the Hong Kong University of Science and Technology in 2018.

BOARD AND MANAGEMENT TEAM

Mr. Anthony Tong Kai Hong, Independent Director Nominee

Mr. Tong is a veteran educator and a visionary leader who has dedicated more than 55 years of his life to advancing education and social development in Hong Kong and other parts of the world. He was the former Deputy Director of the Education Department of the Hong Kong government, overseeing the full gamut of administration, planning, curriculum and research for education for 33 years before retiring in 2002. After his retirement, he served as the School Principal of S.K.H. Tsang Shiu Tim Secondary School in Hong Kong from 2002 to 2007, leading students to volunteer as English teachers in remote areas like Gansu and Neimenggu in China. He is currently the School Supervisor of S.K.H. Ma On Shan Holy Spirit Primary School and the Board Chairman of Li Po Chun United World College of Hong Kong, which is one of the 18 United World Colleges worldwide. Mr. Tong planned and constructed the Li Po Chun United World College in 1987 and, under his guidance, the college now attracts and nurtures high caliber students from more than 95 countries. From 2008 to 2024, he also served as the Executive Director of Amity Foundation, Hong Kong. Under his watch, the organization had raised more than $250 million in donations to complete disaster relief and development projects in China and other countries, such as Kenya, Ethiopia, Nepal, Pakistan, Sri Lanka, etc. Mr. Tong received his bachelor's degree in 1968 and post-graduate certificate in education in 1973 from the University of Hong Kong. He had also completed his diploma in management studies from the Chinese University of Hong Kong in 1983 and his diploma in public administration from University of California, Berkeley (USA) in 1987.

Dr. Shigeru Miyagawa, Independent Director Nominee

Dr. Miyagawa is currently a Professor of Linguistics and the Kochi Prefecture-John Manjiro Professor of Japanese Language Culture at the Massachusetts Institute of Technology, having held these positions since 1991 and 1995, respectively. Dr. Miyagawa is concurrently a Visiting Professor in Biosciences at the University of São Paulo, as well as Executive Advisor at the Research Center for Society 5.0 of Seikei University, Tokyo, having held both positions since 2022. Previously, Dr. Miyagawa has also held academic positions at the University of Tokyo, Ohio State University and University of Arizona. Dr. Miyagawa has been appointed in 2019 and is currently an External Board Member at Cyber University, a Softbank company. He also serves as member on various editorial boards for journals including Glossa, Journal of East Asian Linguistics, Linguistic Inquiry (MIT Press) and Journal of Japanese Linguistics. Dr. Miyagawa's academic fields of interest include: (i) open education and future of learning; (ii) AI and learning; (iii) human language evolution; (iv) syntactic and morphological theories; (v) visualizing cultures through new media; and (vi) application of multimedia technology to learning. Since 1982, he has published articles and reviews, conducted presentations, as well as having obtained grants in furtherance of his study in the aforementioned fields. Dr. Miyagawa received his bachelor's degree from International Christian University (Tokyo) in 1975, his master's degree from University of Arizona in 1978 and his doctor of philosophy degree from University of Arizona in 1980.

Ms. Ngai Yuk Chun Josephine, Independent Director Nominee

Ms. Ngai is a Certified Public Accountant of the Hong Kong Institute of Certified Public Accountants, and has over 20 years of experience in both financial reporting and auditing of listed companies and multinational corporations with medium to large capitalization. Ms. Ngai is currently Chief Financial Officer of Amber International Holding Limited (Nasdaq: AMBR), a listed company on Nasdaq Global Market, which operates an Enterprise and Marketing Cloud Platform in China and overseas to offer consumer full lifecycle solutions. Ms. Ngai's responsibilities include leading a team of 20 finance professionals and overseeing financial reporting functions in various jurisdictions. She also collaborates with the CEO to support and drive the overall business and group strategy, as well as guide the company's financial strategies which includes capital markets and corporate finance initiatives. From 2018 to 2019, Ms. Ngai was the Chief Financial Officer of SMI Holdings Group Limited (HKSE: 0198), a main board listed company on The Stock Exchange of Hong Kong Limited ("HKSE"). From 2014 to 2017, Ms. Ngai was a Senior Finance Manager at Orange Sky Golden Harvest Entertainment (Holdings) Limited (HKSE: 1132), a main board listed company on HKSE. Ms. Ngai has experience handling listing rules compliance with regards to HKSE and Nasdaq, as well as practical experience implementing SAP Enterprise Resource Planning (ERP) systems including Oracle and SAP. Ms. Ngai received her bachelor's degree in accountancy from the Hong Kong Polytechnic University in 1999, and her executive master of business administration degree from the Chinese University of Hong Kong in 2012.

INDUSTRY OVERVIEW

Industry Overview: Size of STEAM education solution market in Hong Kong, in terms of revenue, reached HKD512.9 million in 2023, grew from HKD374.9 million in 2019 at a CAGR of 8.2% from 2019 to 2023. Looking forward, driven by demand for sci-tech innovation talents, parents' expectations, technological development, and favorable policies, the market size of STEAM education solution market in Hong Kong, in terms of revenue, is expected to reach HKD911.1 million in 2028, with a CAGR of 12.2% from 2023 to 2028.

Size of STEAM education solution market in Hong Kong, in terms of revenue

HKD Million, 2019-2028E

CAGR	2019-2023	2023-2028E
Total	8.2%	12.2%



374.9
407.6
440.5
475.7
512.9
567.5
632.4
709.7
801.3
911.1
2019
2020
2021
2022
2023
2024E
2025E
2026E
2027E
2028E

Source: F&S

Note: See offering documents for further risks and disclosures. There is no guarantee that only a specific outcome will be achieved. Investments maybe speculative, illiquid and there is a risk of loss.

FINANCIAL HIGHLIGHTS

FY23 & FY24 Revenue


US$'000
3,582
4,385
FY2023
FY2024

FY23 & FY24 Gross Profit & Net Profit


US$'000
1,993
(69)
(1,093)
2,873
904
1,943
FY2023
FY2024
Gross profit
Net income (loss) from continuing operation
Net income (loss)

(USD'000)	FY2024	FY2023
Total Revenue	**4,385**	**3,582**
- STEAM and other Digital Education Services	*3,932*	*3,582*
- Non-STEAM related service	*453*	*-*
Gross profit	**2,873**	**1,993**
Total operating expenses	(1,804)	(2,113)
Net income (loss) from continuing operation	**904**	**(69)**
Net income (loss) from discontinued operations	**1,039**	**(1,023)**
Total Net income (loss)	**1,943**	**(1,093)**

- **Revenue** increased by approximately 22.42%, primarily from acquiring two major clients through the revenue generated from training courses and securing new business via technical services
- **Total gross profit** increase by 44.10% primarily due to the emphasis on high-margin products and services includes: (i) strategic reductions in Material Costs; (ii) a strategic shift towards hosting higher-value Interschool STEAM Competitions to manage tutor costs; and (iii) securing new business through technical services
- **Net loss from continuing operations** turnaround to **net income** mainly due to increase in gross profits and decrease in personnel and benefit costs
- **Total net loss** turnaround to **net income** mainly due to the above and disposal of B2C Virtual Reality Online Education business

FY2023: Fiscal year ended August 31, 2023
FY2024: Fiscal year ended August 31, 2024

Note: See offering documents for further risks and disclosures. There is no guarantee that only a specific outcome will be achieved. Investments maybe speculative, illiquid and there is a risk of loss.

FINANCIAL HIGHLIGHTS

6M2024 & 6M2025 Revenue



US$'000
1,764
1,407
6M2024
6M2025

6M2024 & 6M2025 Gross Profit & Net Loss



US$'000
1,175
(68)
(259)
803
(367)
(367)
6M2024
6M2025
Gross profit
Net loss from continuing operation
Net income (loss)

(USD'000)	6M2025	6M2024
Total Revenue	**1,407**	**1,764**
- STEAM and other Digital Education Services	*895*	*1,570*
- Non-STEAM related service	*511*	*194*
Gross profit	**803**	**1,175**
Total operating expenses	(1,248)	(1,299)
Net loss from continuing operation	**(367)**	**(68)**
Net income loss from discontinued operations	**-**	**(191)**
Total net loss	**(367)**	**(259)**

- **Revenue** decreased by approximately 20.25%, primarily attributable to the decline from the deferral of customers' orders related to Fundays events, as well as competition and training courses
- **Total gross profit** decreased by, 31.67% primarily attributable to (i) a reduction in the gross profit mix from Fundays events as well as competition and training courses, which are scheduled for completion in the second half of fiscal year 2025; and (ii) partially offset by gross profit generated from new business initiatives
- **Net loss from continuing operations** increased by 436.37% mainly due to drop of revenue and gross profit, and the increase of general and administrative expenses
- **Total net loss** increase by 41.63% as a result of the above

6M2024: Six months ended February 29, 2024
6M2025: Six months ended February 28, 2025

Note: See offering documents for further risks and disclosures. There is no guarantee that only a specific outcome will be achieved. Investments maybe speculative, illiquid and there is a risk of loss.

CONTACT

WallachBeth Capital LLC

Email: cap-mkts@wallachbeth.com
Tel: +1 (646) 237-8585

Address:
Harbourside Financial Center Plaza 5
185 Hudson Street, Ste 1410
Jersey City,
NJ 07311